May 6, 2020

FOR ADDITIONAL INFORMATION

Media	Investors
Ken Stammen	Nick Drew	Sara Macioch
Corporate Media Relations	Director, Investor Relations	Manager, Investor Relations
(614) 460-5544	(614) 460-4638	(614) 460-4789
kstammen@nisource.com	ndrew@nisource.com	smacioch@nisource.com

NiSource Reports First Quarter 2020 Results

•	Company continues its focus on maintaining essential utility service during COVID-19 pandemic

•	First quarter financial results minimally affected by COVID-19; company lowers 2020 CapEx by $100 million

•	Safety Management System (SMS) implementation, pipeline safety enhancements remain a top priority

•	Electric generation strategy continues to advance

MERRILLVILLE, Ind. - NiSource Inc. (NYSE: NI) today announced, on a GAAP basis, net income available to common shareholders for the three months ended March 31, 2020, of $61.8 million, or $0.16 per share, compared to net income available to common shareholders of $205.1 million, or $0.55 per share, for the same period of 2019.
NiSource also reported net operating earnings available to common shareholders (non-GAAP) of $290.9 million, or $0.76 per share, for the three months ended March 31, 2020, compared to net operating earnings available to common shareholders (non-GAAP) of $307.7 million, or $0.82 per share, for the same period of 2019.
NiSource's first quarter GAAP results include a $280.2 million loss due to the re-classification of Columbia Gas of Massachusetts’ assets as held for sale resulting from the previously announced sale to Eversource Energy (NYSE: ES). This pending sales transaction remains on track to close by the end of the third quarter of 2020. Schedule 1 of this press release contains a complete reconciliation of GAAP measures to non-GAAP measures.

“Our continuous focus during this pandemic is the safety of our employees and customers while supporting the communities we serve," said NiSource President and CEO Joe Hamrock. "As our states restricted all business activities in many other industries they designated all NiSource utilities as providing essential services. This designation is important to the service we provide to our nearly four million utility customers, and it's also critical to the support we provide to other essential service providers, to whom we are deeply grateful. While continuing to maintain safe, reliable service through the pandemic is at the forefront today, much of the first quarter of 2020 played out prior to COVID reaching crisis proportions in the United States. Since then we have taken additional steps which position NiSource to manage through this crisis."

NiSource responding to COVID-19 pandemic
NiSource and its Columbia Gas and NIPSCO operating companies are following health and safety protocols recommended by the Centers for Disease Control and Prevention, federal, state and local governments, and have taken a number of additional actions to help customers through the COVID-19 pandemic; this included suspending shut-offs for non-payment until further notice and offering flexible payment plans to customers impacted by or facing hardship due to COVID-19. Customers should contact NIPSCO or the Columbia Gas utility in their state directly for payment plan options. Additional measures the company has taken to protect customers include directing field employees to practice strict social distancing at any customer premise and minimizing non-essential field work that requires entering a customer’s home.

The company has activated its Incident Command System (ICS) structure to coordinate strategy, execution and communication across its seven-state operating area. To protect its employees, the company has allowed all those who can do so to work from home. For those employees who must report to a work location, it has implemented social distancing protocols, temperature checks for people entering certain company buildings, more frequent cleaning of facilities and equipment and limited company vehicles to only one person at a time. Also, certain critical functions have activated sequestration plans to prevent any outbreak among a limited number of specialized employees necessary to continue providing safe, reliable service to our customers. NiSource's sequestration approach is consistent with others in the utility industry.

In addition, the NiSource Charitable Foundation, the charitable foundation supported by NiSource Inc., has committed nearly $1.5 million in donations to provide relief support across the company's seven-state service territory. The foundation donated $1 million to the American Red Cross and nearly $500,000 to support operating company initiatives to provide relief at the local level. The charitable dollars are intended to support the delivery of care and comfort to communities in need across our footprint as a result of the COVID-19 public health crisis.

The continued spread of COVID-19 has resulted in widespread impacts on the global economy and financial markets and could lead to a prolonged reduction in economic activity, extended disruptions to supply chains and capital markets, and reduced labor availability and productivity. NiSource continues to evaluate the range of potential impacts of the pandemic on its natural gas and electric businesses and on its future operating results and liquidity.

NiSource currently expects to experience decreased sales volumes to commercial and industrial customers, increased bad debt expenses, and sustained customer attrition. There could also be an impact of availability of contractor labor, materials and supplies, although the company has not experienced any material impact thus far. NiSource lowered its capital investment plan by $100 million to help conserve cash and now expects to make investments of $1.7 to $1.8 billion in 2020.
The company expects to continue to manage these impacts and will update investors in future quarters as details become known.

Credit and Liquidity Update

NiSource also recently took a pair of actions to reduce financing risk and increase liquidity. On April 13, 2020, NiSource issued $1 billion of 3.6% notes due May 1, 2030, with the net proceeds to be used for general corporate purposes, including financing capital investments, additions to working capital and to repay existing debt. On April 1, 2020, NiSource refinanced its $850 million term loan agreement with a new maturity date of March 31, 2021. Debt associated with the term loan is anticipated to be repaid with proceeds of the Columbia Gas of Massachusetts asset sale.
NiSource remains committed to maintaining its current investment-grade credit ratings. The company has investment-grade ratings with Fitch Ratings (BBB), Moody's (Baa2) and Standard &

Poor's (BBB+). As of March 31, 2020, NiSource had approximately $1.3 billion in net available liquidity, consisting of cash and available capacity under its credit facility and accounts receivable securitization programs.
NiSource reminds investors that it does not provide a GAAP equivalent of its earnings guidance due to the impact of unpredictable factors such as fluctuations in weather, asset sales and impairments, and other items included in GAAP results.

Safety Enhancements across Seven-State Footprint Remain Top Priority in 2020

NiSource has continued to prioritize its safety initiatives across its footprint, including its accelerated Safety Management System (SMS) implementation, which in 2020 is being expanded to its electric business. SMS is a comprehensive approach to managing safety, emphasizing continual assessment and improvement as well as pro-actively identifying and mitigating potential risks.

In the gas business, NiSource has advanced the maturity of risk identification through the Corrective Action Program (CAP), which provides enhanced analytical insights. The company is also piloting the use of mobile gas leak detection technology. The company has matured its gas emergency preparedness and response capabilities, including the ongoing deployment of new state-of-the-art mobile command centers.

"Safety remains the foundation of everything we do across our business, including managing new challenges like the COVID-19 pandemic," Hamrock said. "Our safety enhancements are already delivering value, as we are using the Incident Command System structure developed as part of our emergency preparedness and response enhancements to help us manage through the pandemic."

First Quarter 2020 and Recent Business Highlights

Gas Distribution Operations

•
Columbia Gas of Pennsylvania (CPA) on April 24, 2020 filed a base rate case with the Pennsylvania Public Utility Commission (PUC) seeking an annual revenue increase of $100.4 million to invest in, modernize and upgrade the company’s existing natural gas distribution system as well as maintain the continued safety of the system. New rates are expected to become effective in January 2021.

•
Also in Pennsylvania, CPA on April 24, 2020, filed a petition with the PUC requesting authority to implement a temporary program that would make grants to residential customers who are experiencing a loss of income due to the COVID-19 pandemic, but are not eligible to participate in the company’s existing assistance programs. CPA proposed to use a portion of pipeline penalty credits that the PUC has previously approved for hardship funds, matched by a contribution from the NiSource Charitable Foundation, to fund the grants.

•
On April 22, 2020, the Public Utilities Commission of Ohio (PUCO) approved Columbia Gas of Ohio's (COH) annual Infrastructure Replacement Program (IRP) tracker adjustment, and new rates went into effect this month. This order allows the company to begin recovery of approximately $234 million in safety and infrastructure investments made in 2019. This well-established pipeline replacement program, authorized through 2022, covers replacement of priority mainline pipe and targeted customer service lines.

•
Also in Ohio, on February 28, 2020 COH filed its latest annual application for adjustment to its Capital Expenditure Program (CEP) rider. The CEP rider, which was first approved by the PUCO in 2018, allows the company to recover capital investments and related deferred expenses that are not recovered through its IRP. The adjustment application seeks to begin recovery of approximately $185 million in capital invested in 2019. A PUCO order is expected in August 2020.

•
Northern Indiana Public Service Company's (NIPSCO) application for a six-year extension of its long-term gas infrastructure modernization program remains pending before the Indiana Utility Regulatory Commission (IURC). The proposal includes nearly $950 million in capital investments through 2025, to be recovered through semi-annual adjustments to the existing gas Transmission, Distribution and Storage Improvement Charge (TDSIC) tracker. The existing gas TDSIC program has been in place since 2014. An IURC order is expected in July 2020.

•
Columbia Gas of Maryland and Columbia Gas of Virginia each received orders from their respective state regulatory commissions in April granting the companies authority to defer incremental COVID-related expenses and bad debt for recovery at a later date.

Electric Operations

•
NIPSCO continues to have discussions with a number of commercial bidders who responded to its latest all-source request for proposal (RFP) to consider potential resources to meet the future electric needs of its customers. The RFP results were consistent with NIPSCO's 2018 Integrated Resource Plan, which outlines plans to retire nearly 80% of its remaining coal-fired generation by 2023, and retire all coal generation by 2028, to be replaced by lower-cost, reliable and cleaner options. The plan is expected to drive a 90% reduction in NiSource's greenhouse gas emissions by 2030, and is expected to save NIPSCO electric customers more than $4 billion over 30 years. NIPSCO is considering all sources in the RFP process and is expecting to obtain adequate resources to facilitate the retirement of the R.M. Schahfer Generating Station in 2023. Currently, half of the capacity in the replacement plan is targeted to be owned by joint ventures that will include NIPSCO and unrelated financial investors as the members. The remaining new capacity is expected to be primarily in the form of purchase power agreements. NIPSCO expects to begin the appropriate regulatory compliance filings related to the new capacity as agreements are finalized with counterparties in 2020 and 2021. The planned replacement in 2023 of approximately 1,600 megawatts of retiring coal-fired generation could provide incremental NiSource capital investment opportunities for 2022 and 2023.

•
Construction is underway on both the Rosewater and Jordan Creek wind projects, which are expected to be in service by the end of this year. The company is monitoring any potential impact that the COVID-19 pandemic may have on the expected completion dates of these projects. The Rosewater project could experience a construction delay due to the COVID-19 pandemic. The IURC on February 19, 2020 approved NIPSCO's application for another wind project, Indiana Crossroads, a joint venture with EDP Renewables North America LLC. Indiana Crossroads will have an aggregate nameplate capacity of 302 megawatts, and is expected to be in operation in the fourth quarter of 2021.

Additional information for the quarter ended March 31, 2020, is available on the Investors section of www.nisource.com, including segment and financial information and our presentation to be discussed at the company's first quarter 2020 earnings conference call scheduled for May 6, 2020 at 9:00 a.m. ET.

About NiSource
NiSource Inc. (NYSE: NI) is one of the largest fully-regulated utility companies in the United States, serving approximately 3.5 million natural gas customers and 500,000 electric customers across seven states through its local Columbia Gas and NIPSCO brands. Based in Merrillville, Indiana, NiSource’s approximately 8,400 employees are focused on safely delivering reliable and affordable energy to our customers and communities we serve. NiSource is a member of the Dow Jones Sustainability - North America Index and the Bloomberg Gender Equality Index and has been named by Forbes magazine among America's Best Large Employers since 2016. Additional information about NiSource, its investments in modern infrastructure and systems, its commitments and its local brands can be found at www.nisource.com. Follow us at www.facebook.com/nisource, www.linkedin.com/company/nisource or www.twitter.com/nisourceinc. NI-F

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of federal securities laws. Investors and prospective investors should understand that many factors govern whether any forward-looking statement contained herein will be or can be realized. Any one of those factors could cause actual results to differ materially from those projected. These forward-looking statements include, but are not limited to, statements concerning our plans, strategies, objectives, expected performance, expenditures, recovery of expenditures through rates, stated on either a consolidated or segment basis, and any and all underlying assumptions and other statements that are other than statements of historical fact. All forward-looking statements are based on assumptions that management believes to be reasonable; however, there can be no assurance that actual results will not differ materially. Factors that could cause actual results to differ materially from the projections, forecasts, estimates and expectations discussed in this Quarterly Report on Form 10-Q include among other things, our debt obligations; any changes to our credit rating or the credit rating of certain of our subsidiaries; our ability to execute our growth strategy; changes in general economic, capital and commodity market conditions; pension funding obligations; economic regulation and the impact of regulatory rate reviews; our ability to obtain expected financial or regulatory outcomes; our ability to adapt to, and manage costs related to, advances in technology; any changes in our assumptions regarding the financial implications of the Greater Lawrence Incident; compliance with the agreements entered into with the U.S. Attorney’s Office to settle the U.S. Attorney’s Office’s investigation relating to the Greater Lawrence Incident; the pending sale of the Columbia Gas of Massachusetts business, including the terms and closing conditions under the Asset Purchase Agreement; potential incidents and other operating risks associated with our business; continuing and potential future impacts of from the COVID-19 pandemic ; our ability to obtain sufficient insurance coverage and whether such coverage will protect us against significant losses; the outcome of legal and regulatory proceedings, investigations, incidents, claims and litigation; any damage to our reputation, including in connection with the Greater Lawrence Incident; compliance with applicable laws, regulations and tariffs; compliance with environmental laws and the costs of associated liabilities; fluctuations in demand from residential and commercial customers; economic conditions of certain industries; the success of NIPSCO's electric generation strategy; the price of energy commodities and related transportation costs; the reliability of customers and suppliers to fulfill their payment and contractual obligations; potential impairments of goodwill or definite-lived intangible assets; changes in taxation and accounting principles; the impact of an aging infrastructure; the impact of climate change; potential cyber-attacks; construction risks and natural gas costs and supply risks; extreme weather conditions; the attraction and retention of a qualified workforce; the ability of our subsidiaries to generate cash; our ability to manage new initiatives and organizational changes; the performance of third-party suppliers and service providers; changes in the method for determining LIBOR and the potential replacement of the LIBOR benchmark interest rate; and other matters in the “Risk Factors” section of this report and our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Current Report on Form 8-K filed on April 8, 2020 and our subsequent SEC filings, including as will be disclosed in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020. In addition, the relative contributions to profitability by each business segment, and the assumptions underlying the forward-looking statements relating thereto, may change over time. A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. In addition, dividends are subject to board approval.
All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events or changes to the future results over time or otherwise, except as required by law.

Regulation G Disclosure Statement
This press release includes financial results and guidance for NiSource with respect to net operating earnings available to common shareholders, which is a non-GAAP financial measure as defined by the SEC’s Regulation G. The company includes this measure because management believes it permits investors to view the company’s performance using the same tools that management uses and to better evaluate the company’s ongoing business performance. With respect to such guidance, it should be noted that there will likely be a difference between this measure and its GAAP equivalent due to various factors, including, but not limited to, fluctuations in weather, the impact of asset sales and impairments, and other items included in GAAP results. The company is not able to estimate the impact of such factors on GAAP earnings and, as such, is not providing earnings guidance on a GAAP basis.

Schedule 1 - Reconciliation of Consolidated Net Income Available to Common Shareholders to Net Operating Earnings Available to Common Shareholders (Non-GAAP) (unaudited)

	Three Months Ended March 31,

(in millions, except per share amounts)	2020	2019
GAAP Net Income Available to Common Shareholders	$61.8	$205.1
Adjustments to Operating Income:
Operating Revenues:
Weather - compared to normal	26.3	(10.9)
Operating Expenses:
Greater Lawrence Incident(1)	8.1	133.6
Loss on classification as held for sale(2)	280.2	—
Loss (gain) on sale of fixed assets and impairments, net	(0.1)	0.2
Total adjustments to operating income	314.5	122.9
Income Taxes:
Tax effect of above items(3)	(85.4)	(20.3)
Total adjustments to net income	229.1	102.6
Net Operating Earnings Available to Common Shareholders (Non-GAAP)	$290.9	$307.7
Basic Average Common Shares Outstanding	383.1	373.4
GAAP Basic Earnings Per Share	$0.16	$0.55
Adjustments to basic earnings per share	0.60	0.27
Non-GAAP Basic Net Operating Earnings Per Share	$0.76	$0.82
(1)Represents costs incurred for estimated third-party claims and related other expenses as a result of the Greater Lawrence Incident, net of insurance recoveries recorded.
(2)Represents loss recorded as a result of measuring the assets and liabilities of the Massachusetts Business at fair value, less costs to sell.
(3)Represents the tax effect of the adjustments to operating income at statutory tax rates.

Schedule 2 - Total Current Estimated Amounts of Costs and Expenses Related to the Greater Lawrence Incident

Cost or Expense	Total Current Estimated Amount(1) ($ in millions)
Capital Cost(2)	$258
Incident Related Expenses
Third-party claims and government fines, penalties and settlements(3)	$1,041 - $1,055
Other incident-related costs(4)	$450 - $460
Insurance Recoveries(5)	$800
(1)Total estimated amount includes costs or expenses from the incident through March 31, 2020 and estimated expected expenses in future periods in the aggregate. Amounts shown are estimates made by management based on currently available information. See the footnotes below for additional information. Actual results may differ materially from these estimates as more information becomes available.
(2)We have invested approximately $258 million of capital spend for the pipeline replacement. This work was completed in 2019. We maintain property insurance for gas pipelines and other applicable property. Columbia Gas of Massachusetts has filed a proof of loss with its property insurer for the full cost of the pipeline replacement. In January 2020, we filed a lawsuit against the property insurer, seeking payment of our property claim. We are currently unable to predict the timing or amount of any insurance recovery under the property policy. This pipeline replacement cost is part of the Massachusetts Business that is classified as held for sale at March 31, 2020. The assets and liabilities of the Massachusetts Business have been recorded at fair value, less costs to sell, which resulted in the loss on classification as held for sale that was recorded as of March 31, 2020.
(3) Amount includes approximately $1,041 million of expenses recorded since the Greater Lawrence Incident for estimated third-party claims and fines, penalties and settlements associated with government investigations. With regards to third-party claims, these costs include, but are not limited to, personal injury and property damage claims, damage to infrastructure, business interruption claims, and mutual aid payments to other utilities assisting with the restoration effort. These costs do not include costs of certain third-party claims and fines, penalties or settlements with government investigations that we are not able to estimate. The process for estimating costs associated with third-party claims and fines, penalties and settlements associated with government investigations relating to the Greater Lawrence Incident requires management to exercise significant judgment based on a number of assumptions and subjective factors. As more information becomes known, including additional information regarding ongoing investigations, management’s estimates and assumptions regarding the financial impact of the Greater Lawrence Incident may change.
(4) Amount shown includes other incident related expenses of approximately $429 million recorded since the Greater Lawrence Incident. Amount represents certain consulting costs, legal costs, vendor costs, claims center costs, labor and related expenses incurred in connection with the incident, and insurance-related loss surcharges.
(5) The aggregate amount of third-party liability insurance coverage available for losses arising from the Greater Lawrence Incident is $800 million. We have collected the entire $800 million. Expenses related to the incident have exceeded the total amount of insurance available under our policies.